Exhibit 99.1

Union Pacific Announces Dennis J. Duffy To Retire;

Lance M. Fritz Appointed Executive Vice President – Operations

FOR IMMEDIATE RELEASE:

Omaha, Neb., July 30, 2010 – Union Pacific Corporation today announced Dennis J. Duffy, vice chairman – Operations, has declared his intention to retire this fall. Duffy joined the company in 1973 and held positions in the Finance, Marketing & Sales, and Operating departments during his career. He is the longest-serving head of Union Pacific’s Operating department in company history, serving since 1998.

“Dennis has incredible industry knowledge, a keen sense of anticipating what it takes to help us grow with our customers, and a tireless work ethic,” said James R. Young, Union Pacific chairman, president and chief operating officer. “His unwavering commitment to our company’s values of focusing on safety, service and performance, ensuring high ethical standards, and working as a team has led Dennis to make many significant contributions to Union Pacific. We are grateful for his service.”

Union Pacific has appointed Lance M. Fritz executive vice president – Operations, effective September 1. He will be responsible for all aspects of Union Pacific’s railroad operations.

Fritz, 47, joined the company’s Marketing & Sales organization as vice president – Energy in 2000. He previously served as regional vice president – Northern Region, regional vice president – Southern Region, and vice president – Labor Relations prior to being named vice president – Operations in December 2009. Fritz is a graduate of Bucknell University and holds a master’s degree from the Kellogg School of Management at Northwestern University. Prior to joining Union Pacific, he was a general manager for Fiskars, a leading global supplier of home, garden and outdoors consumer products; and served as vice president of merchandising for Cooper Industries, a global electrical components and tools manufacturer.

“Lance has a proven record of success in each of his areas of responsibility,” Young said. “The combination of his experience, vision and leadership makes him the right person at the right time to lead our Operating department.”

About Union Pacific

Union Pacific Corporation owns one of America’s leading transportation companies. Its principal operating company, Union Pacific Railroad, links 23 states in the western two-thirds of the country. Union Pacific serves many of the fastest-growing U.S. population centers and provides Americans with a fuel-efficient, environmentally friendly and safe mode of freight transportation. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Energy, Industrial Products and Intermodal. The railroad emphasizes excellent customer service and offers competitive routes from all major West Coast and Gulf Coast ports to eastern gateways. Union Pacific connects with Canada’s rail systems and is the only railroad serving all six major gateways to Mexico.

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For further information, contact Donna Kush at 402-544-3753 or dmkush@up.com or Tom Lange at 402-544-3560 or tomlange@up.com.

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